Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Colony NorthStar, Inc. for the registration of its class A common stock, preferred stock, depositary shares, warrants, and rights, and to the incorporation by reference therein of our report dated April 14, 2016, with respect to the consolidated financial statements of Townsend Holdings LLC and Subsidiaries included in Colony NorthStar, Inc.’s Current Report (Form 8-K12B) dated January 10, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

January 10, 2017